Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Jon C. Biro
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600
FOR IMMEDIATE RELEASE
CONSOLIDATED GRAPHICS ACQUIRES PBM GRAPHICS, INC.
HOUSTON, TEXAS — March 18, 2008 — Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has acquired PBM Graphics, Inc. (“PBM”), headquartered in Durham, North Carolina. PBM had 2007 revenues of approximately $135 million. The acquisition is expected to be accretive to fiscal year 2009 earnings per share. Other terms of the transaction were not disclosed.
PBM, founded in 1983 by Terry L. Pegram, is one of the leading commercial printing and packaging companies in North America, producing trading card games, collectible trading cards associated with the film and entertainment industry, as well as educational products and materials, marketing materials and other general commercial print. Servicing a number of different customers that produce various trading card games, PBM is the largest producer of Pokemon cards in the world. PBM also has commercial printing business in the pharmaceutical and other industries. In addition to commercial printing, PBM has a sophisticated packaging and fulfillment operation across several different facilities, which encompass over 500,000 square feet. Mr. Pegram, along with his current management team, will continue to lead PBM following the acquisition.
Commenting on the acquisition, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, Inc., stated, “Terry Pegram has built a first class business which has a reputation among its customers as second to none in terms of quality and customer service. In addition to building a world class commercial printing and packaging business, Terry has surrounded himself with an extremely competent and experienced management team. I am very much looking forward to working with Terry in the years to come.”
Jim Cohen, Executive Vice President of Mergers & Acquisitions at Consolidated Graphics, added, “I initially contacted Terry because I was very familiar with PBM’s reputation for excellence in our industry, but it wasn’t until I actually got to know Terry and his team that I became convinced that this was a compelling acquisition because the cultural fit is so strong.”
Also commenting on the announcement, Mr. Pegram said, “When I was first approached by Consolidated Graphics, I was already familiar with their operating philosophy and strong track record of success. Their acquisition model is unique in our industry, and I am looking forward to continuing in my current role while being able to leverage Consolidated Graphics’ North American footprint, economic resources, technology platform and 650 salespeople to further expand PBM’s business.”
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Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.
CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the CGX Web site at www.cgx.com.
This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations expressed or implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, satisfactory labor relations, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.
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